UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2024

GUARDION HEALTH SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38861	47-4428421
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2925 Richmond Avenue, Suite 1200

Houston, Texas 77098

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (800) 873-5141

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	GHSI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01. Notice of Delisting or Failure to Satisfy Continued Listing Rule or Requirement; Transfer of Listing.

Voluntary Delisting from Nasdaq

On October 1, 2024, Guardion Health Sciences, Inc. (the “Company” or “Guardion”) announced its intention to file a Form 25 with the Securities and Exchange Commission (“SEC”) on or about October 11, 2024 to effect the voluntary delisting of the Company’s common stock (the “Common Stock”) from the Nasdaq Capital Market (“Nasdaq”). Guardion expects trading of its Common Stock on the Nasdaq Capital Market to be suspended prior to the opening of trading on October 14, 2024, and for the official delisting of its Common Stock to be effective October 21, 2024.

Upon delisting from Nasdaq, the Company intends to seek no-action relief from the SEC as soon as practicable in order to indefinitely suspend its reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

As previously disclosed by the Company, at a special meeting of stockholders held on May 31, 2024, the stockholders of Guardion approved the adoption of a Plan of Liquidation and Dissolution (the “Plan”) following the completion of the sale of the Company’s Viactiv® brand and business, which represented substantially all of the Company’s business and operations. As a result and pursuant to the Plan, in addition to delisting its Common Stock and deregistering under the Exchange Act, Guardion intends to file a certificate of dissolution with the Delaware Secretary of State on or about October 22, 2024, which Guardion expects to be effective on October 22, 2024 (the “Effective Date”). Commencing on the Effective Date, Guardion will close its stock transfer books, after which record holders of shares of Common Stock will cease to have any rights in respect of such shares of Common Stock, except the right to receive distributions, if any, pursuant to and in accordance with the Plan and under the General Corporation Law of the State of Delaware (the “DGCL”). Upon the Effective Date, Stockholders will be prohibited from transferring record ownership of their shares of Common Stock, except by will, intestate succession, operation of law or upon dissolution of such record holder or its successors.

Guardion expects to pay a liquidating dividend to its stockholders of record as of the close of business on the day preceding the Effective Date, in one or more distributions at a later date, in an amount that is anticipated to total approximately $3.25 per share of Common Stock. However, there can be no assurance as to the timing and amount of the distribution to stockholders. There are many factors that may affect the amounts available for distribution to holders of the Common Stock, including, among other things, the amount of taxes, employee costs (including severance payments), expenses relating to the dissolution, unanticipated or contingent liabilities arising hereafter and the proceeds that we may receive from the sale of other remaining assets, if any. If the Company has underestimated its existing obligations and liabilities or if unanticipated or contingent liabilities arise, the aggregate amount ultimately distributed to the holders of Common Stock could be less than that set forth above. Alternatively, in the event that the Company retains additional cash reserves after satisfactorily satisfying its obligations and liabilities, there may be an additional distribution at a future date.

A copy of the press release announcing the Company’s intention to delist and deregister its shares of Common Stock is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Mark Goldstone

On October 1, 2024, the Company announced the appointment of Mark Goldstone, a member of the Company’s board of directors, to serve as the Company’s Interim President and Interim Chief Executive Officer, effective October 18, 2024. Mr. Goldstone replaces Janet Hall as President and Chief Executive Officer, its President and Chief Executive Officer, whose departure from the Company, effective on October 17, 2024, was previously announced. Mr. Goldstone has been a director of the Company since June 2015, and has over 25 years of experience in the healthcare industry, encompassing operations, commercialization, consulting, mergers and acquisitions and venture capital.

Mr. Goldstone will receive compensation of $7,500 per month for his service as Interim President and Interim Chief Executive Officer of the Company, which shall be in lieu of any compensation payable to him as a member of the Company’s Board of Directors and any committee thereof.

A copy of the press release announcing the appointment of Mr. Goldstone is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit
99.1	Press release dated October 1, 2024
104	Cover Page Interactive Data File (embedded within the XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 3, 2024	GUARDION HEALTH SCIENCES, INC.
(Registrant)

	By:	/s/ Katie Cox
	Name:	Katie Cox
	Title:	Chief Accounting Officer